Exhibit 99.3

November 27, 2006

DaimlerChrysler Corporation
1000 Chrysler Drive
CIMS 485 11 51
Auburn Hills, MI  48326-2766
Attention:  Mr. John Stellman, Vice President - M&A

Dear Mr. Stellman:

We have informed you about the proposed merger (the “Merger”) of Metaldyne Corporation (the “Company”) with a wholly owned subsidiary (“MergerSub”) of Asahi Tec Corporation (“Argon”), on the terms and conditions set forth in the Amended and Restated Agreement and Plan of Merger dated the date hereof among Argon, MergerSub and the Company (as the same may be amended from time to time).  As we have discussed, the Company hereby requests (i) your consent to amend the Indenture dated as of December 31, 2003 pursuant to which the 10% Senior Subordinated Notes Due 2014 (the “Notes”) of the Company (the “Indenture”) were issued and to waive certain provisions of the Indenture and (ii) your consent to the Merger and your agreement not to terminate any purchasing orders (“POs”) by and between you or any of your subsidiaries and the Company and any of its subsidiaries as a result of the Merger.  Capitalized terms used herein but not defined will have the meanings ascribed thereto in the Indenture.

Your consent under the Indenture is necessary to (i) permit the Merger to be consummated, (ii) facilitate the operations of the Company and its subsidiaries as subsidiaries of Argon following the Merger, (iii) to waive the Company’s obligations under Section 4.14 of the Indenture following a Change of Control and (iv) to make certain other changes referred to herein as part of the Proposed Amendments.  The Company intends to seek substantially similar modifications under the Indenture dated as of June 20, 2002 (the “Other Notes Indenture”) among the Company, the Guarantors named therein and the Bank of New York, as Trustee, pursuant to which the 11% Senior Subordinated Notes Due 2012 were issued (“Other Notes”) in connection with a consent solicitation (the “Consent Solicitation”) on terms and conditions to be determined.

By signing below, you hereby (i) represent and warrant that you are the registered holder of all outstanding Notes and that you have not assigned, pledged or granted a participation in any of the Notes and have the sole and legal right, power and authority to execute this consent, (ii) waive the obligation of the Company to make a Change of Control Offer as a result of the Merger and related transactions, (iii) consent to the Proposed Amendments (as defined below) and (iv) agree that the foregoing consent and waiver are irrevocable, as hereinafter described, notwithstanding any provision of the Indenture to the contrary, including, without limitation, Section 9.04 of the Indenture; provided that the supplemental indenture that amends the terms of the Indenture to reflect the Proposed Amendments (the “Supplemental Indenture”) shall, by its terms, not become operative unless and until a supplemental indenture in respect of amendments to the Other Indenture of the nature referred to in herein (the “Other Supplemental Indenture”) shall become operative in accordance with its terms.  Upon consummation of the Merger, you shall receive an amount in cash (the “Consent Fee”) per $1,000 principal amount of the Notes held by you equal to the amount in cash per $1,000 principal amount of the Other Notes as shall be payable to holders of the Other Notes for obtaining their consent to amendments to the Other Indenture of the nature referred to herein.  As used herein, “Proposed Amendments” shall mean amendments to the Indenture substantially similar to those summarized in Annex A hereto; provided that such amendments shall be conformed to the amendments included in the Other Supplemental Indenture.

By signing this agreement, (i) you acknowledge that no Trustee has been appointed under the terms of the Indenture and that the relevant governing principles of Section 7.01 shall apply to the execution and delivery of the Supplemental Indenture and that, upon its becoming effective, the Supplemental Indenture will be binding upon each Holder of Notes, (ii) you agree that your agreements herein, in their entirety, shall (x) represent a continuing consent as contemplated by Section 9.04 of the Indenture that is binding on any subsequent transferees of the Notes and (y) be binding upon your successors, assigns, trustees in bankruptcy and other legal representatives and (iii) you agree that you will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to perfect your agreements herein and to complete the execution and delivery of the Supplemental Indenture.

In addition, by signing below, you hereby consent to the Merger under the POs and waive any right to terminate any POs as a result of the Merger.

This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws rules or principles, and shall inure to the benefit of, and be enforceable by, and be binding upon, the respective successors and assigns of the parties hereto.

Please indicate your agreement with the foregoing by signing in the space provided below and returning a signed copy of this letter to me via facsimile at (734) 207-6471 at your earliest convenience.

METALDYNE CORPORATION

By:	/s/ Thomas A. Amato
Name: Thomas A. Amato
	Title:	EVP Commercial Operations
and Business Development

The undersigned hereby agrees to the foregoing:

Date: November 27, 2006

DAIMLERCHRYSLER CORPORATION

	By:	/s/ John C. Stellman
Name:
Title:

ANNEX A

Proposed amendments to conform to Appendix B to Exhibit 99.4 to this Form 8-K.